Exhibit 3

Item 1.  Security and Issuer.

         This Statement relates to the common stock, par value $.005 per share ("Common Shares"), of Government Technology Services, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 4100 Lafayette Center Drive, Chantilly, Virginia 22021.


Item 2.  Identity and Background.

         (a) and (b) This Statement is filed by M. Dendy Young, a natural person whose business address is 4100 Lafayette Center Drive, Chantilly, Virginia 22021.

         (c) Mr. Young is president, chief executive officer, a director and employee of the Issuer.

         (d) and (e) Mr. Young has not been the subject of any criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, nor has Mr. Young been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction within the past five years as a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)  Mr. Young is a citizen of the United States of America.


Item 3.  Source and Amount of Funds or Other Consideration.

         On December 12 and 15, 1995, Mr. Young purchased 2,100 Common Shares and 100 Common Shares, respectively, in the NASD National Market System at a price of $3.50 per share. Mr. Young used his personal funds to acquire the 2,200 Common Shares.

         Pursuant to an Employment Agreement dated as of December 18, 1995 between the Issuer and Mr. Young, a copy of which is attached hereto as Exhibit 1 and incorporated herein by this reference (the "Employment Agreement"), the Issuer agreed to issue to Mr. Young a nonstatutory stock option to purchase up to 700,000 Common Shares (the "1995 Option"). Mr. Young also holds a nonstatutory stock option to purchase 100,000 Common Shares (the "1994 Option") which was issued on August 16, 1994 pursuant to the terms of a Consulting and Noncompetition Agreement dated August 16, 1994 between Mr. Young and the Issuer (the "Consulting Agreement"). Terms of the 1994 Option and the 1995 Option (collectively, the "Options") are set forth in response to Item 5 hereof.


Item 4.  Purpose of Transaction.

         Mr. Young acquired the above-mentioned 2,200 Common Shares and Options for investment purposes. Mr. Young reserves the right to purchase additional securities of the Issuer or to sell some or all of any Common Shares owned by him at any time in private or market transactions depending on market conditions, his evaluation of the Issuer's business, prospects and financial condition, the market for the Common Shares, other opportunities available to Mr. Young, general economic conditions, money and stock market conditions and other further developments.

         Except as described herein, and except for plans or proposals of the Issuer in which Mr. Young may participate in his capacity as an officer and director of the Issuer, Mr. Young has no plans or proposals which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An  extraordinary  corporate  transaction,  such   as   a   merger,
reorganization or liquidation  involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or of any of its subsidiaries;

         (d) Any change in the present Board of Directors (the "Board") or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter or bylaws or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or

         (j)  Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.

         (a) Mr. Young beneficially owns 372,200 Common Shares (of which 370,000 Common Shares represent that portion of the Options which are exercisable within 60 days of the date hereof), representing approximately 5.3% of the outstanding Common Shares, based on the outstanding shares as of September 30, 1995.

         (b) Mr. Young has the sole power to vote and dispose of 2,200 Common Shares. Mr. Young would have the sole power to vote and dispose of the 370,000 Common Shares that represent that portion of the Options which are currently exercisable within 60 days of the date hereof if such Shares were acquired upon the exercise of the Options.

         (c) Except as disclosed above, no transactions in Common Shares were effected by Mr. Young during the 60 days prior to the date of this Statement.

         (d) No other person has the right to receive dividends from, or the proceeds from the sale of, the Common Shares owned by Mr. Young.

         (e)  Not applicable.


Item 6.  Contracts, Arrangements, Understandings and Relationships with
                  Respect to Securities of the Issuer.

         Pursuant to the Consulting Agreement, Mr. Young and the Issuer entered into a Nonstatutory Stock Option Agreement dated August 16, 1994 (the "1994 Option Agreement") pursuant to which the Issuer granted the 1994 Option to Mr. Young. The 1994 Option entitles Mr. Young to purchase up to 100,000 Common
Shares for a per share purchase price of $10.50, vests and is exercisable cumulatively in five equal annual installments commencing August 16, 1995 and expires on August 16, 2004. The 1994 Option Agreement also provides Mr. Young with certain demand and piggyback registration rights and permits the Issuer to file a registration statement on Form S-8 with respect to the Common Shares underlying the 1994 Option. A copy of the 1994 Option Agreement is attached hereto as Exhibit 2 and incorporated herein by this reference.

         Pursuant to the Employment Agreement, the Issuer granted the 1995 Option to Mr. Young as of December 18, 1995. The 1995 Option entitles Mr. Young to purchase up to 700,000 Common Shares for a per share purchase price of $3.75 and vests and becomes exercisable as follows: (i) 350,000 Common Shares as of December 18, 1995, (ii) 250,000 Common Shares as of December 18, 1996 and (iii) 100,000 Common Shares as of December 18, 1997. The 1995 Option expires on December 18, 2005 and is otherwise subject to the same terms and conditions, including registration rights, as the 1994 Option. A definitive nonstatutory stock option agreement with respect to the 1995 Option is expected to be executed after the date hereof.

         Except as described herein, Mr. Young does not have any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Issuer, including but not limited to the transfer of any of the Common Shares owned by him, finder's fees, joint ventures, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.


Item 7.  Material to be Filed as Exhibits.

         Exhibit 1 --               Employment Agreement.
         Exhibit 2 --               1994 Option Agreement.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Date: December 29, 1995                     /s/ M. Dendy Young
                                            --------------------
                                            M. Dendy Young